Exhibit 23.2

Consent of Independent Registered Public Accountants

To the Board of Directors and Shareholder of Telewest Global, Inc.

We consent to the use of our report with respect to Telewest Communications plc and its subsidiaries (the “Group”) included herein and to the references to our firm under the headings “Experts” in the registration statement.

Our report contains an explanatory paragraph that states that the Group has incurred recurring losses, has a net shareholders’ deficit and is undergoing financial restructuring, which raises substantial doubt about the Group’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report states that the 2002 consolidated financial statements have been restated.

Our report refers the adoption of SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

Our report refers to a change in method of accounting for derivative instruments and hedging activities.

KPMG Audit Plc

London, England

July 15, 2004